Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of GeoVax Labs, Inc. of our report dated March 26, 2019, relating to the 2018 consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 26, 2019 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

August 26, 2020